                                                                 EXHIBIT (g)(1)
                           [Letterhead]

                 CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of GT Global Floating Rate Fund, Inc.
    (d/b/a AIM Floating Rate Fund):

     We hereby consent to the inclusion of our report dated February 17, 1998 on our audit of the financial statements and financial highlights of the GT
Global Floating Rate Fund, Inc. (d/b/a AIM Floating Rate Fund) as of December 31, 1997 in the Issuer Tender Offer Statement with respect to the Schedule 13E-4 filing, dated November 13, under the Securities Act of 1933, as amended, of the GT Global Floating Rate Fund, Inc. (d/b/a AIM Floating Rate Fund).



                                    /s/PRICEWATERHOUSECOOPERS LLP




Boston, Massachusetts
November 13, 1998

                       GT GLOBAL FLOATING RATE FUND, INC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

--------------------------------------------------------------------------------

To the Shareholders and Board of Directors of GT Global Floating Rate Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of GT Global Floating Rate Fund, Inc., (the "Fund") including the portfolio of investments, as of December 31, 1997, the related statement of operations, the statements of changes in net assets and the financial highlights for the period from May 1, 1997 (commencement of operations) to December 31, 1997. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian and financial intermediaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and the financial highlights referred to above present fairly, in all material respects, the financial position of GT Global Floating Rate Fund, Inc. as of December 31, 1997, the results of its operations, the changes in its net assets and the financial highlights for the period from May 1, 1997 (commencement of operations) to December 31, 1997, in conformity with generally accepted accounting principles.

                                                COOPERS & LYBRAND L.L.P.

BOSTON, MASSACHUSETTS
FEBRUARY 17, 1998

                                       F1

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            PORTFOLIO OF INVESTMENTS

                               December 31, 1997

--------------------------------------------------------------------------------

                                               MOODY'S   PRINCIPAL    VALUE      % OF NET
SENIOR SECURED FLOATING RATE INTERESTS{.:}{/\} RATING{*}  AMOUNT     (NOTE 1)     ASSETS
---------------------------------------------  --------  ---------  ---------    --------
Services (35.1%)
  Star Markets, Inc.: ......................   Ba3              --          --       3.7
    RETAILERS-FOOD
    Term loan C due 12/31/02 ...............   --        6,000,000  $6,000,000        --
  KSL Recreation Group, Inc.: ..............   B2               --          --       3.3
    LEISURE & TOURISM
    Term loan B due 4/30/06 ................   --        1,964,286   1,971,652        --
    Term loan A due 4/30/05 ................   --        1,964,286   1,969,196        --
    Revolving credit due 4/30/03 ...........   --        1,432,654   1,432,654        --
  Bridge Information Systems, Inc.: ........   B1               --          --       3.1
    BUSINESS & PUBLIC SERVICES
    Term loan B due 12/31/04 ...............   --        5,000,000   5,000,000        --
  Price Communications Cellular Holdings, Inc.:Ba3              --          --       3.1
    WIRELESS COMMUNICATIONS
    Term loan B due 9/30/06 ................   --        2,790,000   2,791,757        --
    Term loan A due 9/30/05 ................   --        2,210,000   2,207,238        --
  21st Century Newspapers, Inc.: ...........   B1               --          --       3.1
    BROADCASTING & PUBLISHING
    Term loan due 9/15/05 ..................   --        5,000,000   4,993,750        --
  Omni Services, Inc.: .....................   NR               --          --       3.1
    BUSINESS & PUBLIC SERVICES
    Axel loan due 10/30/05 .................   --        4,975,000   4,975,000        --
  Hard Rock Hotels, Inc.: ..................   B1               --          --       2.4
    LEISURE & TOURISM
    Term loan B due 9/30/04 ................   --        1,500,000   1,501,875        --
    Term loan C due 9/30/05 ................   --        1,500,000   1,501,875        --
    Term loan A due 9/30/03 ................   --        1,000,000   1,001,250        --
  ASC-West, Inc.: ..........................   B1               --          --       2.2
    LEISURE & TOURISM
    Term loan due 5/31/06 ..................   --        3,571,429   3,569,643        --
  Comcorp Broadcasting, Inc.: ..............   B1               --          --       1.9
    BROADCASTING & PUBLISHING
    Term loan B due 9/30/05 ................   --        3,048,780   3,044,970        --
  Outdoor Systems, Inc.: ...................   Ba2              --          --       1.9
    BUSINESS & PUBLIC SERVICES
    Term loan due 6/30/04 ..................   --        3,000,000   3,003,750        --
  Atlas Freighter Leasing, Inc.: ...........   Ba3              --          --       1.9
    TRANSPORTATION - SHIPPING
    Term loan due 5/29/04 ..................   --        3,000,000   3,000,000        --
  Decision One Corp.: ......................   B1               --          --       1.8
    BUSINESS & PUBLIC SERVICES
    Term loan B due 8/6/05 .................   --        2,992,500   2,996,241        --
  White Knight Broadcasting, Inc.: .........   B1               --          --       1.2
    BROADCASTING & PUBLISHING
    Term loan B due 9/30/05 ................   --        1,951,220   1,948,780        --
  Coinmach Laundry Corp.: ..................   Ba3              --          --       0.8
    CONSUMER SERVICES
    Term loan B due 12/31/03 ...............   --        1,436,170   1,436,170        --
  ASC East, Inc.: ..........................   B1               --          --       0.8
    LEISURE & TOURISM
    Term loan due 5/31/06 ..................   --        1,428,571   1,427,857        --

    The accompanying notes are an integral part of the financial statements.

                                       F2

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                                December 31, 1997

--------------------------------------------------------------------------------
                                               MOODY'S    PRINCIPAL    VALUE     % OF NET
SENIOR SECURED FLOATING RATE INTERESTS{.:}{/\} RATING{*}   AMOUNT     (NOTE 1)    ASSETS
---------------------------------------------  --------  ---------  ---------    --------
Services (Continued)
  Affinity Group:...........................   Ba3              --          --        0.8
    LEISURE & TOURISM
    Term loan due 3/31/02 ..................   --        1,062,500  $1,057,188         --
    Revolving Credit due 3/31/02 ...........   --          205,000     203,975         --
                                                                    ------------
                                                                    57,034,821
                                                                    ------------
Materials/Basic Industry (15.0%)
  Huntsman Corp.: ..........................   Ba3              --          --        3.1
    CHEMICALS
    Term loan B due 6/30/04 ................   --        5,000,000   5,006,250         --
  Huntsman Specialty Chemicals Corp.: ......   Ba2              --          --        3.1
    CHEMICALS
    Term loan due 3/15/07 ..................   --        2,727,273   2,727,273         --
    Term loan C due 3/15/05 ................   --        2,250,000   2,254,230         --
  Sterling Pulp Chemicals (SASK) Ltd.: .....   B1               --          --        2.5
    CHEMICALS
    Term loan B due 6/30/05 ................   --        3,967,996   3,963,036         --
  Acme Metals, Inc.: .......................   B1               --          --        2.2
    METALS - STEEL
    Term loan due 12/1/05 ..................   --        3,500,000   3,495,625         --
  Stone Container International Services, Inc.:Ba3              --          --        2.2
    PAPER/PACKAGING
    Term loan E due 10/1/03 ................   --        3,482,500   3,491,206         --
  Crown Paper Co.: .........................   Ba3              --          --        1.9
    PAPER/PACKAGING
    Term loan B due 8/23/03 ................   --        2,984,733   2,977,271         --
                                                                    ------------
                                                                    23,914,891
                                                                    ------------
Capital Goods (14.2%)
  Dictaphone Corp.: ........................   B3               --          --        3.1
    OFFICE EQUIPMENT
    Term loan C due 12/31/02 ...............   --        2,500,000   2,500,000         --
    Term loan B due 6/30/02 ................   --        2,500,000   2,496,875         --
  Genicom Corp.: ...........................   B1               --          --        3.0
    OFFICE EQUIPMENT
    Term loan B due 9/5/04 .................   --        4,968,750   4,971,880         --
  United Defense Investors, Inc.: ..........   Ba3              --          --        2.6
    AEROSPACE/DEFENSE
    Term loan B due 10/6/05 ................   --        2,033,043   2,043,208         --
    Term loan C due 10/6/06 ................   --        1,972,782   1,982,646         --
  Telex Communications, Inc.: ..............   Ba3              --          --        2.2
    ELECTRICAL PLANT/EQUIPMENT
    Term loan B due 11/6/04 ................   --        3,500,000   3,500,000         --
  Les, Inc.: ...............................   Ba3              --          --        1.8
    ENVIRONMENTAL
    Term loan B due 5/15/04 ................   --        1,492,500   1,503,694         --
    Term loan C due 5/15/05 ................   --        1,492,500   1,503,694         --
  Amphenol Corp.: ..........................   Ba3              --          --        1.5
    ELECTRICAL PLANT/EQUIPMENT
    Term loan B due 10/3/06 ................   --        2,390,625   2,410,061         --
                                                                    ------------
                                                                    22,912,058
                                                                    ------------

    The accompanying notes are an integral part of the financial statements.

                                       F3

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                               December 31, 1997

--------------------------------------------------------------------------------
                                               MOODY'S    PRINCIPAL    VALUE     % OF NET
SENIOR SECURED FLOATING RATE INTERESTS{.:}{/\} RATING{*}   AMOUNT     (NOTE 1)    ASSETS
---------------------------------------------  --------  ---------   ---------   --------
Health Care (12.2%)
  Paragon Health Network, Inc.: ............   B1               --          --        3.0
    HEALTH CARE SERVICES
    Term loan B due 3/31/05 ................   --        2,500,000  $2,496,875         --
    Term loan C due 3/31/06 ................   --        2,500,000   2,496,875         --
  Genesis Health Ventures, Inc.: ...........   Ba3              --          --        2.1
    HEALTH CARE SERVICES
    Term loan B due 9/30/04 ................   --        1,662,500   1,668,735         --
    Term loan C due 6/30/05 ................   --        1,661,111   1,667,340         --
  Dade International, Inc.: ................   B1               --          --        1.8
    MEDICAL TECHNOLOGY & SUPPLIES
    Term loan C due 12/31/03 ...............   --        1,705,311   1,707,443         --
    Term loan B due 12/31/02 ...............   --        1,034,854   1,036,146         --
  Sterling Diagnostic Imaging, Inc.: .......   B1               --          --        1.5
    MEDICAL TECHNOLOGY & SUPPLIES
    Term loan B due 6/30/05 ................   --        2,500,000   2,501,574         --
  Endo Pharmaceuticals, Inc.: ..............   B1               --          --        1.5
    PHARMACEUTICALS
    Term loan B due 6/30/04 ................   --        2,500,000   2,500,625         --
  Leiner Health Products Group: ............   Ba3              --          --        1.2
    PHARMACEUTICALS
    Term loan C due 12/30/05 ...............   --        1,990,000   1,990,000         --
  The Multicare Companies, Inc.: ...........   B1               --          --        1.1
    HEALTH CARE SERVICES
    Term loan B due 9/30/04 ................   --        1,246,875   1,251,551         --
    Term loan C due 6/1/05 .................   --          415,278     416,835         --
                                                                    ------------
                                                                    19,733,999
                                                                    ------------
Consumer Durables (11.2%)
  Goodman Manufacturing Company, L.P.: .....   Ba3              --          --        3.1
    APPLIANCES & HOUSEHOLD DURABLES
    Term loan B due 9/30/04 ................   --        2,500,000   2,503,125         --
    Term loan C due 9/30/05 ................   --        2,500,000   2,503,125         --
  American Axle & Manufacturing of
   Michigan, Inc.: .........................   Ba3              --          --        3.1
    AUTO PARTS
    Term loan due 4/30/06 ..................   --        5,000,000   5,006,250         --
  Cambridge Industries, Inc.: ..............   B1               --          --        1.8
    AUTO PARTS
    Term loan B due 6/30/05 ................   --        3,000,000   3,003,750         --
  Joan Fabric Corp.: .......................   B1               --          --        1.8
    AUTO PARTS
    Term loan B due 6/30/05 ................   --        1,973,684   1,976,151         --
    Term loan C due 6/30/06 ................   --        1,026,316   1,027,599         --
  Manchester Tank & Equipment Co.: .........   Ba3              --          --        1.4
    APPLIANCES & HOUSEHOLD DURABLES
    Term loan B1 due 8/23/04 ...............   --        2,281,382   2,275,679         --
                                                                    ------------
                                                                    18,295,679
                                                                    ------------

    The accompanying notes are an integral part of the financial statements.

                                       F4

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                               December 31, 1997

--------------------------------------------------------------------------------
                                               MOODY'S    PRINCIPAL    VALUE     % OF NET
SENIOR SECURED FLOATING RATE INTERESTS{.:}{/\} RATING{*}   AMOUNT     (NOTE 1)    ASSETS
---------------------------------------------  --------   ---------   ---------  --------
Consumer Non-Durables (5.5%)
  Del Monte Corp.: .........................   B2               --          --        4.0
    FOOD
    Term loan B due 3/31/05 ................   --        6,375,000  $6,390,938         --
  Sun Apparel, Inc.: .......................   B1               --          --        1.5
    TEXTILES & APPAREL
    Term loan B due 9/30/04 ................   --        2,500,000   2,493,750         --
                                                                    ------------
                                                                     8,884,688
                                                                    ------------
Finance (2.2%)
  WCI Communities Limited Partnership, Inc.:   B1               -           --        2.2
    REAL ESTATE
    Term loan due 2/18/00 ..................   --        3,500,000   3,482,500         --
                                                                    ------------
                                                                     3,482,500
                                                                    ------------
Energy (1.7%)
  Centennial Resources, Inc.: ..............   B2               --          --        1.7
    COAL
    Term loan B due 3/31/04 ................   --        1,966,667   1,954,375         --
    Term loan A due 3/31/02 ................   --          850,000     844,688         --
                                                                    ------------
                                                                     2,799,063         --
                                                                    ------------       --

TOTAL SENIOR SECURED FLOATING RATE INTERESTS (cost
 $156,936,118) ........................                            157,057,699       97.1
                                                                    ------------       --
                                                                       VALUE     % OF NET
REPURCHASE AGREEMENT                                                  (NOTE 1)    ASSETS
--------------------------------------------                        ------------   ------
  Dated December 31, 1997, with State Street Bank & Trust
   Co., due January 2, 1998, for an effective yield of 5.80%, collateralized by $1,670,000 Fannie Mae Collateralized
   Mortgage Obligation, 7.00%, due 8/25/19 (market value of
   collateral is $1,636,600, including accrued interest).
   (cost $1,603,000)  ......................                         1,603,000        1.0
                                                                    ------------    -----

TOTAL INVESTMENTS (cost $158,539,118)  * ...                       158,660,699       98.1
Other Assets and Liabilities ...............                         3,036,442        1.9
                                                                    ------------    -----

NET ASSETS .................................                      $161,697,141      100.0
                                                                    ------------    -----
                                                                    ------------    -----

--------------

       {.:} Senior secured corporate loans and senior secured debt securities in the Fund's portfolio generally have variable rates which adjust to a base, such as the London Inter-Bank Offered Rate ("LIBOR"), on set dates, typically every 30 days but not greater than one year; and/or have interest rates that float at a margin above a widely recognized base lending rate such as the Prime Rate of a designated U.S. bank. Senior secured floating rate interests are, at present, not readily marketable and may be subject to restrictions on resale.
       {/\} Senior secured floating rate interests often require prepayments from excess cash flow or permit the borrower to repay at its election. The degree to which borrowers repay, whether as a contractual requirement or at their election, cannot be predicted with accuracy. As a result, the actual remaining maturity may be substantially less than the stated maturities shown. However, it is anticipated that the senior secured floating rate interests will have an expected average life of three to five years.
        {*} Ratings of issues shown have not been audited by Coopers & Lybrand L.L.P.
          * For Federal income tax purposes, cost is $158,539,118 and appreciation (depreciation) is as follows:

                 Unrealized appreciation:         $     214,071
                 Unrealized depreciation:               (92,490)
                                                  -------------
                 Net unrealized appreciation:     $     121,581
                                                  -------------
                                                  -------------

    Abbreviation:
    NR--Not rated

    The accompanying notes are an integral part of the financial statements.

                                       F5

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                              STATEMENT OF ASSETS
                                 AND LIABILITIES
                               December 31, 1997

--------------------------------------------------------------------------------

Assets:
  Investments at value (cost $158,539,118) (Note..........................  $ 158,660,699
  U.S. currency ..........................................................            142
  Receivable for Fund shares sold.........................................      2,274,365
  Interest receivable.....................................................      1,326,686
  Unamortized organizational costs (Note 1)...............................        183,844
  Receivable for investments sold.........................................        155,387
  Miscellaneous receivable ...............................................         20,013
                                                                            -------------
    Total assets..........................................................    162,621,136
                                                                            -------------
Liabilities:
  Payable for distribution................................................        556,765
  Deferred facility fees (Note 1).........................................        188,995
  Payable for professional fees...........................................         87,099
  Payable for printing and postage expenses...............................         36,921
  Payable for investment management and administration fees (Note 2)......         12,686
  Payable for transfer agent fees (Note 2)................................         11,407
  Payable for fund accounting fees (Note 2)...............................          3,888
  Payable for custodian fees..............................................          3,097
  Payable for Directors' and Trustees' fees and expenses (Note 2).........          2,170
  Payable for registration and filing fees................................            300
  Other accrued expenses..................................................         20,567
                                                                            -------------
    Total liabilities.....................................................        923,895
                                                                            -------------
  Minority interest (Note 1)..............................................            100
                                                                            -------------
Net assets................................................................  $ 161,697,141
                                                                            -------------
                                                                            -------------
Net asset value per share ($161,697,141 DIVIDED BY 16,133,537 shares
outstanding)..............................................................  $       10.02
                                                                            -------------
                                                                            -------------
Net assets consist of:
  Paid in capital (Note 4)................................................  $ 161,425,005
  Accumulated net realized gain on investments (Note 1)...................        150,555
  Net unrealized appreciation of investments..............................        121,581
                                                                            -------------
Total -- representing net assets applicable to capital shares outstanding...............................................................  $ 161,697,141
                                                                            -------------
                                                                            -------------

    The accompanying notes are an integral part of the financial statements.

                                       F6

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            STATEMENT OF OPERATIONS

         May 1, 1997 (commencement of operations) to December 31, 1997

--------------------------------------------------------------------------------

Investment income:
  Interest income............................................................  $6,533,620
  Interest expense...........................................................   (110,001)
  Facility fees earned (Note 1)..............................................      33,021
                                                                                ---------
    Total investment income..................................................   6,456,640
                                                                                ---------
Expenses:
  Investment management and administration fees (Note 2).....................     872,601
  Professional fees..........................................................     495,515
  Registration and filing fees...............................................     216,417
  Printing and postage expenses..............................................     115,125
  Transfer agent fees (Note 2)...............................................      67,450
  Directors' and Trustees' fees and expenses (Note 2)........................      30,459
  Amortization of organization costs (Note 1)................................      28,506
  Fund accounting fees (Note 2)..............................................      21,982
  Custodian fees.............................................................       4,490
  Other expenses.............................................................       7,989
                                                                                ---------
    Total expenses before reductions.........................................   1,860,534
      Expenses reimbursed by Chancellor LGT Asset Management, Inc............   (755,344)
                                                                                ---------
    Total net expenses.......................................................   1,105,190
                                                                                ---------
Net investment income........................................................   5,351,450
                                                                                ---------
Net realized and unrealized gain on investments: (Note 1)
  Net realized gain on investments...........................................     150,555
  Net unrealized appreciation of investments.................................     121,581
                                                                                ---------
Net realized and unrealized gain on investments..............................     272,136
                                                                                ---------
Net increase in net assets resulting from operations.........................  $5,623,586
                                                                                ---------
                                                                                ---------

    The accompanying notes are an integral part of the financial statements.

                                       F7

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                       STATEMENT OF CHANGES IN NET ASSETS

--------------------------------------------------------------------------------

                                           MAY 1, 1997
                                          (COMMENCEMENT
                                               OF
                                           OPERATIONS)
                                               TO
                                          DECEMBER 31,
                                              1997
                                          -------------
Increase in net assets
Operations:
  Net investment income.................   $ 5,351,450
  Net realized gain on investments......       150,555
  Net change in unrealized appreciation
   of investments.......................       121,581
                                          -------------
    Net increase in net assets resulting
     from operations....................     5,623,586
                                          -------------
Distributions to shareholders: (Note 1)
  From net investment income............    (5,351,450)
                                          -------------
Capital share transactions: (Note 4)
  Increase from capital shares sold and
   reinvested...........................   168,538,536
  Decrease from capital shares
   repurchased..........................    (7,213,531)
                                          -------------
    Net increase from capital share
     transactions.......................   161,325,005
                                          -------------
Total increase in net assets............   161,597,141
Net assets:
  Beginning of period...................       100,000
                                          -------------
  End of period *.......................  $161,697,141
                                          -------------
                                          -------------
 * Includes undistributed net investment
 income of..............................   $        --
                                          -------------
                                          -------------

    The accompanying notes are an integral part of the financial statements.

                                       F8

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            STATEMENT OF CASH FLOWS

         May 1, 1997 (commencement of operations) to December 31, 1997

--------------------------------------------------------------------------------

Cash Provided by Operating Activities:
  Net increase in net assets resulting from operations......  $   5,623,586
  Adjustments to reconcile net increase in net assets
   resulting from operations to net cash provided by
   operating activities:
    Increase in receivables.................................     (1,346,699)
    Decrease in unamortized organizational costs............         28,506
    Net realized and unrealized gain on investments.........       (272,136)
    Increase in payables....................................        522,650
    Deferred facility fees..................................        188,995
                                                              -------------
      Net cash provided by operating activities.............      4,744,902
                                                              -------------
Cash Used for Investing Activities:
  Proceeds from principal payments and sales of senior
   secured floating rate interests..........................     88,648,228
  Purchases senior secured floating rate interests..........   (245,589,178)
  Purchases of short-term investments.......................   (240,820,000)
  Proceeds from sales and maturities of short-term
   investments..............................................    239,217,000
                                                              -------------
      Net cash used for investing activities................   (158,543,950)
                                                              -------------
Cash Provided by Financing activities:
  Proceeds from capital shares sold.........................    164,043,615
  Redemptions from capital shares repurchased...............     (7,213,531)
  Proceeds from bank line of credit.........................     45,391,534
  Repayment of bank line of credit..........................    (45,391,534)
  Dividends paid to shareholders............................     (3,130,894)
                                                              -------------
      Net cash provided by financing activities.............    153,699,190
                                                              -------------
  Net decrease in cash......................................        (99,858)
  Cash, beginning of the period.............................        100,000
                                                              -------------
  Cash, end of the period...................................  $         142
                                                              -------------
                                                              -------------
Non-Cash Financing Activities:
  Capital shares issued in reinvestment of dividends paid to
   shareholders.............................................  $   2,220,556
                                                              -------------
                                                              -------------

    The accompanying notes are an integral part of the financial statements.

                                       F9

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                              FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
Contained below is per share operating performance data for a share outstanding, total investment return, ratios and supplemental data. This information has been derived from information provided in the financial statements.

                                                                               MAY 1, 1997
                                                                              (COMMENCEMENT
                                                                                   OF
                                                                                OPERATIONS)
                                                                                   TO
                                                                               DECEMBER 31,
                                                                                  1997
                                                                              -------------
Per Share Operating Performance:
Net asset value, beginning of period..........................................    $ 10.00
                                                                              -------------
Income from investment operations:
  Net investment income.......................................................       0.46
  Net realized and unrealized gain on investments.............................       0.02
                                                                              -------------
    Net increase from investment operations...................................       0.48
                                                                              -------------
Distributions to shareholders:
  From net investment income.................................................      (0.46)
                                                                              -------------
Net asset value, end of period................................................    $ 10.02
                                                                              -------------
                                                                              -------------
Total investment return  (c).............................................       5.04% (b)
Ratios and supplemental data:
Net assets, end of period (in 000's).........................................    $161,697
Ratio of net investment income to average net assets:
  With expense reductions................................................       7.26% (a)
  Without expense reductions.............................................       6.24% (a)
Ratio of expenses to average net assets:
  With expense reimbursement by Chancellor LGT Asset Management, Inc. (Note
   2)....................................................................       1.50% (a)
  Without expense reimbursement by Chancellor LGT Asset Management, Inc......   2.52% (a)
Ratio of interest expense to average net assets..........................       0.15%
Portfolio turnover rate..................................................        118% (a)

--------------

 (a) Annualized
 (b) Not annualized
 (c) Total investment return does not include sales charges.

    The accompanying notes are an integral part of the financial statements.

                                      F10

                       GT GLOBAL FLOATING RATE FUND, INC.

                                    NOTES TO
                              FINANCIAL STATEMENTS
                               December 31, 1997

--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES
GT Global Floating Rate Fund, Inc. ("Fund") is organized as a Maryland corporation and is registered under the Investment Company Act of 1940, as amended ("1940 Act") as a continuously offered non-diversified, closed-end management investment company.

The Fund invests all of its investable assets in the Floating Rate Portfolio ("Portfolio"). The Portfolio is organized as a Delaware business trust and is registered under the 1940 Act as a non-diversified, closed-end management investment company.

The Portfolio has investment objectives, policies, and limitations substantially identical to those of the Fund. Therefore, the financial statements of the Fund and the Portfolio have been presented on a consolidated basis, and represent all activities of both the Fund and Portfolio. Through December 31, 1997, all of the beneficial interest in the Portfolio was owned either by the Fund or Chancellor LGT Asset Management, Inc., which has a nominal ($100) investment in the Portfolio.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant accounting policies in conformity with generally accepted accounting principles consistently followed by the Funds in the preparation of the financial statements.

(A) PORTFOLIO VALUATION
The Portfolio invests primarily in senior secured corporate loans ("Corporate Loans") and senior secured debt securities ("Corporate Debt Securities") that meet credit standards established by Chancellor LGT Senior Secured Management, Inc. (the "Manager").

When possible, the Manager will rely on quotations provided by banks, dealers or pricing services with respect to Corporate Loans and Corporate Debt Securities. Whenever it is not possible to obtain such quotes, the Manager, subject to guidelines reviewed by the Portfolio's Board of Trustees, values the Corporate Loans and Corporate Debt Securities at Fair Value, which approximates market value. In valuing a Corporate Loan or Corporate Debt Security, the Manager considers, among other factors, (i) the creditworthiness of the U.S. or non-U.S. Company borrowing or issuing Corporate Debt Securities ("Borrower") and any intermediate loan participants, (ii) the current interest rate, period until next interest rate reset and maturity of the Corporate Loan or Corporate Debt Security, (iii) recent prices in the market for instruments of similar quality, rate, period until next interest rate reset and maturity.

The value of interest rate swaps, caps and floors is determined in accordance with a formula and then confirmed periodically by obtaining a bank quotation. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless this method no longer produces fair valuations. Repurchase agreements are valued at cost plus accrued interest. Rights or warrants to acquire stock or stock acquired pursuant to the exercise of a right or warrant, may be valued taking into account various factors such as original cost to the Portfolio, earnings and net worth of the issuer, market prices for securities of similar issuers, assessment of the issuer's future prosperity, liquidation value or third party transactions involving the issuer's securities.

Investments for which market quotations are not readily available (including restricted securities which are subject to limitations on their sale) are valued at fair value as determined in good faith by or under the direction of the Portfolio's Board of Trustees.

(B) REPURCHASE AGREEMENTS
With respect to repurchase agreements entered into by the Portfolio, it is the Portfolio's policy to always receive, as collateral, United States government securities or other high quality debt securities of which the value, including accrued interest, is at least equal to the amount to be repaid to the Portfolio under each agreement at its maturity.

(C) FOREIGN CURRENCY SWAPS
Foreign currency swaps are the exchange by the Portfolio with another party (the "counterparty") of the right to receive the currency in which a loan is denominated for the right to receive U.S. dollars.

The Portfolio may enter into a transaction subject to a foreign currency swap only if, at the time of entering into such swap, the outstanding debt obligations of the counterparty are investment grade or determined to be of comparable quality in the judgement of the Manager. The amounts of U.S. dollar payments to be received by the Portfolio and the foreign currency payments to be received by the counterparty are fixed at the time the swap arrangement is entered into. The swap protects the Portfolio from fluctuations in exchange rates and locks in the right to receive payments under the loan in a predetermined amount of U.S. dollars.

(D) SECURITY TRANSACTIONS
Security transactions are accounted for on the trade date (date the order to buy or sell is executed). The cost of securities sold is determined on a first-in, first-out basis, unless otherwise specified. The Portfolio may trade securities on other than normal settlement terms. This may increase the market risk if the other party to the transaction fails to deliver and causes the Portfolio to subsequently invest at less advantageous prices.

(E) TAXES
It is the policy of the Fund to meet the requirements for qualification as a "regulated investment company" under the Internal Revenue

                                      F11

                       GT GLOBAL FLOATING RATE FUND, INC.

Code of 1986, as amended ("Code"). It is also the intention of the Fund to make distributions sufficient to avoid imposition of any excise tax under Section 4982 of the Code. Therefore, no provision has been made for Federal taxes on income, capital gains, and unrealized appreciation of securities held, or excise tax on income and capital gains.

(F) DISTRIBUTIONS TO SHAREHOLDERS
Distributions to shareholders from net investment income are declared daily and paid or reinvested monthly. Income and capital gain distributions are determined in accordance with Federal income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to differing treatments of income and gains on various investment securities held by the Portfolio and timing differences.

(G) DEFERRED ORGANIZATIONAL EXPENSES
Expenses incurred by the Fund or Portfolio in connection with its organization, its registration with the Securities and Exchange Commission and with various states aggregated $212,350. These expenses are being amortized on a straightline basis over a five-period period.

(H) RESTRICTED SECURITIES
The Portfolio may invest all or substantially all of its assets in Corporate Loans, Corporate Debt Securities or other securities that are rated below investment grade by a nationally recognized statistical rating organization, or in comparable unrated securities. The Portfolio is permitted to invest in privately placed restricted securities. These securities may be resold in transactions exempt from registration or to the public if the securities are registered. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at an acceptable price may be difficult.

(I) SECURITIES PURCHASED ON A WHEN-ISSUED AND DELAYED DELIVERY BASIS The Portfolio may purchase and sell interests in Corporate Loans and Corporate Debt Securities and other portfolio securities on a when-issued and delayed delivery basis, with payment and delivery scheduled for a future date. No income accrues to the Portfolio on such interests or securities in connection with such transactions prior to the date the Portfolio actually takes delivery of such interests or securities. These transactions are subject to market fluctuations and are subject to the risk that the value at delivery may be more or less than the trade date purchase price. Although the Portfolio will generally purchase these securities with the intention of acquiring such securities, they may sell such securities before the settlement date. These securities are identified on the accompanying Portfolio of Investments. The Portfolio has set aside sufficient cash or liquid high grade debt securities as collateral for these purchase commitments.

(J) LINE OF CREDIT
The Fund, along with certain other funds ("GT Funds") advised or administered by Chancellor LGT Asset Management, Inc., has a line of credit with BankBoston and State Street Bank & Trust Company. The arrangements with the banks allow the Fund, along with the GT Funds, to borrow an aggregate maximum amount of $250,000,000. The Fund is limited to borrowing up to 33 1/3% of the value of its total assets.

During the period from May 1, 1997 (commencement of operations) to December 31, 1997, the weighted average outstanding daily balance of bank loans (based on the number of days the loans were outstanding) was $1,674,967 with a weighted average interest rate of 6.25%.

(K) INTEREST RATE SWAPS
Interest rate swaps involve the exchange by the Portfolio with another party of their respective commitments to pay or receive interest, such as an exchange of fixed rate payments for floating rate payments. The Portfolio will enter into interest rate swaps in order to hedge all of its fixed rate Corporate Loans and Corporate Debt Securities against fluctuations in interest rates. The Portfolio usually will enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out with the Portfolio receiving or paying, as the case may be, only the net amount of the two payments. The Portfolio will not enter into any interest rate hedging transaction unless the Manager considers the credit quality of the unsecured senior debt or the claims-paying ability of the other party thereto to be investment grade. The risk of loss with respect to interest rate swaps is limited to the net amount of interest payments that the Portfolio is contractually obligated to make.

(L) INVESTMENT INCOME
Investment income is recorded on an accrual basis. Where a high level of uncertainty exists as to collection of income on securities, income is recorded net of all withholding tax with any rebate recorded when received. Facility fees received are recognized as income ratable over the expected life of the loan. Market discounts are accreted over the stated life of each applicable security.

2. RELATED PARTIES
Chancellor LGT Senior Secured Management, Inc. is the Portfolio's investment manager and administrator. The Portfolio pays investment management and administration fees to the Manager at the annualized rate of 0.95% of the Portfolio's average daily net assets. Chancellor LGT Asset Management, Inc., an affiliate of the Manager, ("Chancellor LGT") acts as administrator of the Fund. The Fund pays Chancellor LGT administration fees, which are computed and paid monthly, at an annualized rate of 0.25% of the Fund's average daily net assets.

GT Global, Inc., an affiliate of the Manager, acts as the distributor of the shares of Common Stock of the Fund.

The Manager, Chancellor LGT and GT Global voluntarily have undertaken during the first year of operations to limit the Fund's expenses (exclusive of brokerage commissions, taxes, interest, and extraordinary expenses) to the maximum annual rate of 1.50% of the average daily net assets of the Fund.

GT Global Investor Services, Inc. ("GT Services"), an affiliate of the Manager, Chancellor LGT and GT Global, is the transfer agent of the

                                      F12

                       GT GLOBAL FLOATING RATE FUND, INC.

Funds. For performing shareholder servicing, reporting, and general transfer agent services, GT Services receives an annual maintenance fee of $17.50 per account, a new account fee of $4.00 per account, a per transaction fee of $1.75 for all transactions other than exchanges and a per exchange fee of $2.25. GT Services also is reimbursed by the Funds for its out-of-pocket expenses for such items as postage, forms, telephone charges, stationery and office supplies.

Chancellor LGT is the pricing and accounting agent for the Fund and Portfolio. Each of the Fund and the Portfolio pays a monthly fee for these services to Chancellor LGT at the annualized rate, respectively of .02% and .01% of their average daily net assets.

The Fund pays each of its Directors who is not an employee, officer or director of the Manager or any of its affiliated companies $5,000 per year plus $300 for each meeting of the board attended by the Director and reimburses travel and other expenses incurred in connection with attending board meetings. The Portfolio pays each of its Trustees who is not an employee, officer, or director of the Manager or any of its affiliated companies $500 per year plus $150 for each meeting of the board or any committee thereof attended by the Trustee.

3. PURCHASES AND SALES OF SECURITIES
During the period from May 1, 1997 (commencement of operations) to December 31, 1997, purchases and sales of investments by the Portfolio, other than U.S. government obligations and short-term investments, aggregated $245,594,061 and $88,803,615, respectively. There were no purchases or sales of U.S. government obligations by the Portfolio for the period ended December 31, 1997.

4. CAPITAL SHARES
At December 31, 1997, the Fund is authorized to issue 1 billion shares of capital stock, $0.001 par value, all of which is classified as Common Stock.

                                                                        MAY 1, 1997
                                                                     (COMMENCEMENT OF
                                                                        OPERATIONS)
                                                                    TO DECEMBER 31, 1997
                                                                 ------------------------
                                                                     SHARES       AMOUNT
                                                                 ----------  ------------
Shares sold....................................................  16,621,817  $166,317,980
Shares issued in connection with reinvestment of distributions..    221,712     2,220,556
                                                                 ----------  ------------
                                                                 16,843,529   168,538,536
Shares repurchased............................................    (719,992)   (7,213,531)
                                                                 ----------  ------------
Net increase...................................................  16,123,537  $161,325,005
                                                                 ----------  ------------
                                                                 ----------  ------------

5. AFFILIATED SHAREHOLDER
As of year end December 31, 1997, LGT Asset Management, Inc. ("LGTAM"), GT Global and their affiliates own approximately 12.5% of the Fund's outstanding shares of Common Stock.

6. UNFUNDED LOAN INTEREST
As of December 31, 1997, the Fund had unfunded loan commitments of $5,247,604, which could be extended at the option of the borrower, pursuant to the following loan agreements:

                                                  UNFUNDED
BORROWER                                        COMMITMENTS
---------------------------------------------  --------------
KSL Recreation Group, Inc....................   $1,138,775
Affinity Group...............................    1,045,000
Coinmach Laundry Corp........................    3,063,830

7. TENDER OFFER
The Fund's Board of Directors considers each quarter the making of Tender Offers which are offers to repurchase all or a portion of its shares of Common Stock from stockholders at a price per share equal to the net asset value per share of the Fund's Common Stock determined at the close of business on the day an offer terminates. Shares of Common Stock held less than four years and which are repurchased by the Fund pursuant to Tender Offers will be subject to an early withdrawal charge of up to 3% of the lesser of the then current net asset value or the original purchase price of the Common Stock being tendered.

8. INTERMEDIATE LOAN PARTICIPANTS
The portfolio invests primarily in senior secured corporate loans from US or non-US companies ("Borrowers"). The investment of the Portfolio may take the form of participation interests or assignments. When the Portfolio purchases a participation interest from a syndicate of lenders ("Lenders"), one or more of which administers the loan on behalf of all the Lenders (the "Agent Bank"), the Portfolio would be required to rely on the Lender that sold the participation interest not only for the enforcement of the Portfolio's rights against the Borrower but also for the receipt and processing of payments due to the Portfolio under the participation. As such, the Portfolio is subject to the credit risk of the Borrower, the Agent Bank, and Lender who sold the participation interest.

                                      F13

                       GT GLOBAL FLOATING RATE FUND, INC.

9. SUBSEQUENT EVENT
On January 30, 1998, Liechtenstein Global Trust ("LGT") and AMVESCAP PLC ("AMVESCAP") entered into an agreement by which AMVESCAP will acquire LGT's Asset Management Division, including Chancellor LGT Senior Secured Management, Inc. and Chancellor LGT Asset Management, Inc. AMVESCAP is the holding company of the AIM and INVESCO asset management businesses.

                                      F14